Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

EarthLink, Inc.

Atlanta, Georgia

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 1, 2011, relating to the consolidated financial statements of One Communications Corp. and subsidiaries as of and for the years ended December 31, 2010 and 2009  (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the sale of One Communications Corp. and subsidiaries to EarthLink, Inc., and the sale of the FiberNet reporting unit) appearing in the Current Report on Form 8K/A of EarthLink, Inc dated June 16. 2011

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte and Touche LLP

Rochester, New York

June 16, 2011